EXHIBIT 21

Subsidiaries of Security National
Financial Corporation
as of March 31, 2011

Security National Life Insurance Company

SecurityNational Mortgage Company

Memorial Estates, Inc.

Memorial Mortuary

Paradise Chapel Funeral Home, Inc.

California Memorial Estates, Inc.

Cottonwood Mortuary, Inc.

Deseret Memorial, Inc.

Holladay Cottonwood Memorial Foundation

Holladay Memorial Park, Inc.

Greer-Wilson Funeral Home, Inc.

Crystal Rose Funeral Home, Inc.

Insuradyne Corporation

Security National Funding Company

Security National Capital, Inc.

Memorial Insurance Company of America

C & J Financial, LLC

Southern Security Life Insurance Company (a Mississippi domiciled Company)

Marketing Source Center, Inc. dba Security National Travel Services

Security National Reverse Mortgage of Utah

Security National Funding Company

Select Appraisal Management, Inc.

SNF Direct Lending